SUB-ADVISORY AGREEMENT

Lowe Brockenbrough & Tattersall
Strategic Advisers, Inc.
6620 West Broad Street, Suite 300
Richmond, Virginia 23230-1720

Gentlemen:

     Williamsburg Investment Trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and subject to the rules and regulations promulgated thereunder. The Trust's shares of beneficial interest are divided into separate series or funds. Each such share of a fund represents an undivided interest in assets, subject to the liabilities, allocated to that fund. Each fund has separate investment objectives and policies. The Jamestown Balanced Fund (the "Fund") has been established as a series of the Trust.

     Lowe Brockenbrough & Tattersall, Inc. (the "Advisor") acts as the investment manager for the Fund pursuant to the terms of an Investment Advisory Agreement. The Advisor is responsible for the coordination of investment of the Fund's assets in portfolio securities. The relative allocation of the Fund's portfolio between equity securities, fixed-income securities and money market instruments and the specific portfolio purchases and sales for the portion of the Fund's portfolio invested in equity securities are to be made by the Advisor. Specific portfolio purchases and sales for the portion of the Fund's portfolio invested in fixed-income securities may be made by the advisory organizations recommended by the Advisor and approved by the Board of Trustees and shareholders of the Trust.

     1. APPOINTMENT AS SUB-ADVISOR. The Trust being duly authorized hereby appoints and employs Lowe Brockenbrough & Tattersall Strategic Advisors, Inc. (the "Sub-Advisor") as the fixed income portfolio manager of the portion of the Fund's portfolio invested in fixed-income securities, on the terms and conditions set forth herein.

     2. ACCEPTANCE OF APPOINTMENT; STANDARD OF PERFORMANCE. The Sub-Advisor accepts the appointment as the fixed income portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Fund in accordance with the provisions of this Agreement.

     3. PORTFOLIO MANAGEMENT SERVICES OF SUB-ADVISOR. The Sub- Advisor is hereby employed and authorized to select fixed-income securities for investment by the Fund, to purchase and sell fixed-income securities of the Fund, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof. In providing portfolio management services to the Fund, the Sub-Advisor shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, applicable state securities laws, the supervision and control of the Board of Trustees of the Trust, such specific instructions as the Board of Trustees may adopt and communicate to the Sub-Advisor, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, and instructions from the Adviser. The Sub-Adviser is not authorized by the Fund to take any action, including the purchase or sale of securities for the Fund, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. At the Trust's reasonable request, the Sub-Advisor will consult with the Advisor with respect to any decision made by it with respect to the investments of the Fund.

     4. INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS. The Trust will provide the Sub-Advisor with the statement of the investment objectives, policies and restrictions applicable to the Fund as contained in the Trust's registration statement under the Act and the Securities Act of 1933, and any instructions adopted by the Board of Trustees supplemental thereto. The Trust will provide the Sub-Advisor with such further information concerning the investment objectives, policies and restrictions applicable thereto as the Sub-Advisor may from time to time reasonably request. The Trust retains the right, on written notice to the Sub-Advisor from the Trust or the Advisor, to modify any such objectives, policies or restrictions in any manner at any time.

     5. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by Star Bank, N.A. or any successor custodian (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Fund, and the Sub-Advisor shall not have possession or custody thereof. The Sub-Advisor shall advise the Custodian and confirm in writing to the Trust and to the Advisor all investment orders for the Fund placed by it with brokers and dealers. The Sub-Advisor shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Advisor. It shall be the responsibility of the Sub-Advisor to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

     6. ALLOCATION OF BROKERAGE. The Sub-Advisor will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Sub-Advisor will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the Sub-Advisor believes two or more brokers or dealers are comparable in price and execution, the Sub-Advisor may prefer: (i) brokers and dealers who provide the Fund with research advice and other services, or who recommend or sell Fund shares, and
(ii) brokers who are affiliated with the Trust or the Sub- Adviser, PROVIDED, HOWEVER, that in no instance will portfolio securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser in principal transactions.
     For each fiscal quarter of the Fund, the Sub-Advisor shall prepare and render reports to the Advisor and the Trust's Board of Trustees of the total brokerage business placed and the manner in which the allocation has been accomplished. Such reports shall set forth at a minimum the information required to be maintained by Rule 31a-1(b)(9) under the Act.

     7. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the benefit of the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by it pursuant to Rule 31a-1 under the 1940 Act that are not maintained by others on behalf of the Trust.

     8. REPORTS TO THE SUB-ADVISOR. The Trust will provide the Sub-Advisor with such periodic reports concerning the status of the Fund as the Sub-Advisor may reasonably request.

9. FEES FOR SERVICES. For the services provided to the Fund, the Advisor
(not the Fund) shall pay the Sub-Advisor a fee equal to $5,000 per year. The Sub-Advisor's fees shall be payable quarterly within ten days following the end of each fiscal quarter of the Trust.

     Pursuant to the provisions of the Investment Advisory Agreement between the Trust and the Advisor, the Advisor is solely responsible for the payment of fees to the Sub-Advisor, and the Sub-Advisor agrees to seek payment of the Sub-Advisor's fees solely from the Advisor.

     10. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISOR. The advisory services furnished by the Sub-Advisor hereunder are not to be deemed exclusive, and the Sub-Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired.

     11. CERTIFICATE OF AUTHORITY. The Trust, the Advisor and the Sub-Advisor shall furnish to each other from time to time certified copies of the resolutions of their Board of Trustees or Board of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, the Fund, the Advisor and/or the Sub-Advisor.

     12. LIMITATION OF LIABILITY. The Sub-Advisor shall not be liable for any error of judgment, mistake of law or any loss resulting from any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust, provided, however, that such acts or omissions shall not have resulted from the Sub-Advisor's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Sub-Advisor in its actions under this Agreement or breach of its duties or its obligations hereunder. Nothing in this paragraph 12 shall be construed in a manner inconsistent with sections 17(h) and (i) of the Act.

     13. ASSIGNMENT. No assignment of this Agreement shall be made by the Sub-Advisor, and this Agreement shall terminate automatically in the event of such assignment. The Sub-Advisor shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment will occur, and to take the steps necessary to enter into a new contract with the Sub-Advisor.

     14. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE TRUST. The Trust represents, warrants and agrees that:

         A. The Sub-Advisor has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Fund as contemplated hereby.
         B. The Trust will deliver to the Sub-Advisor a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investments of the Fund and such other information as is necessary for the Sub- Advisor to carry out its obligations under this Agreement.

          C. The Trust is currently in compliance and shall at all times comply with the requirements imposed upon the Fund by applicable laws and regulations.

     15. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUB- ADVISOR. The Sub-Advisor represents, warrants and agrees that:

         A. The Sub-Advisor is registered as an "investment adviser" under the Investment Advisers Act of 1940.

         B. The Sub-Advisor will complete such reports concerning purchases or sales of securities on behalf of the Fund as the Advisor or the Trust may from time to time require to ensure compliance with the Act, the Internal Revenue Code and applicable state securities laws.

         C. The Sub-Advisor will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code of ethics and evidence of its adoption. Within forty five (45) days of the end of each calendar quarter of each year while this Agreement is in effect, the president or a vice president of the Sub-Advisor shall certify to the Trust that the Sub-Advisor has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Advisor's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, the Sub-Advisor shall submit to the Trust the reports required to be made to the Sub-Advisor by Rule 17j-1(c)(1).

          D. The Sub-Advisor will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and to the Advisor.

           E. The Sub-Advisor will immediately notify the Trust and the Advisor of the occurrence of any event which would disqualify the Sub-Advisor from serving as an investment advisor of an investment company pursuant to
Section 9(a) of the Act or otherwise.

     16. AMENDMENT. This Agreement may be amended at any time, but only by written agreement between the Sub-Advisor and the Trust, which amendment, other than amendments to schedule A, is subject to the approval of the Board of Trustees and the shareholders of the Fund in the manner required by the Act and the rules thereunder, subject to any applicable exemptive order of the Securities and Exchange Commission modifying the provisions of the Act with respect to approval of amendments to this Agreement.

     17. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date of its execution and shall remain in force for a period of two years, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Advisor or the Sub- Advisor, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued "annually" shall be construed in a manner consistent with the Act and the rules and regulations thereunder.

     18. TERMINATION. This Agreement may be terminated by the Trust, by the Advisor or by the Sub-Advisor, without the payment of any penalty, immediately upon written notice to the other in the event of any breach of any provision thereof by the party so notified, or otherwise upon sixty (60) days' written notice to the other, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

     19. SHAREHOLDER LIABILITY. The Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust, which is on file with the Secretary of the Commonwealth of Massachusetts, and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Fund and its assets. The Sub-Advisor agrees that it shall not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

     20. DEFINITIONS. As used in paragraphs 13 and 17 of this Agreement, the terms "assignment," "interested person" and "vote of a majority of the outstanding voting majorities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

     21. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Virginia.

LOWE BROCKENBROUGH &                            WILLIAMSBURG INVESTMENT TRUST
TATTERSALL, INC.



By:/S/ AUSTIN BROCKENBROUGH, III                By:/S/ JOHN T. BRUCE


Title: PRESIDENT                                Title:CHAIRMAN

Date: February 28, 1997                         Date: February 28, 1997


                                   ACCEPTANCE

         The foregoing Agreement is hereby accepted.

                                                 LOWE BROCKENBROUGH &
                                                 TATTERSALL STRATEGIC
                                                 ADVISORS, INC.



                                                 By:/S/ FRED T. TATTERSALL

                                                 Title:MANAGING DIRECTOR

                                                 Date: February 28, 1997



                                                        11